UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_____________________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report:

January 23, 2013
(Date of earliest event reported)
____________________________

GROWLIFE, INC.
(Exact name of registrant as specified in charter)

Delaware
(State or other Jurisdiction of Incorporation or Organization)

0-50385 (Commission File Number)		90-0821083 (IRS Employer Identification No.)
20301 Ventura Blvd, Suite 126 Woodland Hills, California 91364 (Address of Principal Executive Offices and zip code)

(800) 977-5255
(Registrant’s telephone

number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

  Item 7.01. Regulation FD Disclosure.

On October 9, 2013, GrowLife, Inc. released an investor presentation, and Sterling C. Scott, GrowLife, Inc.’s Chief Executive Officer, may deliver the presentation to investors from time to time. A copy of the investor presentation is being filed as Exhibit 99.1 to this report and is incorporated herein by reference.

On January 23, 2013, GrowLife, Inc. entered into an agreement with Integrity Media, Inc. (“IM”), a Nevada corporation, whereby IM will provide GrowLife with investor/public relation services and support. The services and support will include press release conception and distribution, assistance with crafting investor relations copy and collateral, targeted media outreach and traditional public relations as appropriate, and dedicated phone/email support for GrowLife’s shareholders and other interested parties. In consideration for IM’s services, GrowLife has agreed to pay IM $3,500 per month in cash and 2,000,000 shares of GrowLife’s common stock, with 1,000,000 shares to be issued as of the signing of this agreement and the remaining 1,000,000 shares to be issued July 23, 2013. The agreement also states that GrowLife will, due to IM having to rely solely on GrowLife for the accuracy and completeness of all information that it receives from GrowLife, indemnify, hold harmless, and defend, at GrowLife’s expense, IM and its directors, officers, employees, attorneys, agents, and representatives, in any legal proceeding or lawsuit arising from or due to (i) negligence of GrowLife and its directors, officers, employees, attorneys, agents, and representatives, and (ii) inaccuracies and/or incompleteness of any and all materials provided by GrowLife. A copy of the investor presentation is being filed as Exhibit 99.2 to this report and is incorporated herein by reference.

  Item 9.01. Financial Statements and Exhibits

(d) Exhibits.

The following exhibits are filed herewith:

Exhibit Number	Description

99.1	GrowLife, Inc. Investor Presentation
99.2	GrowLife, Inc. Agreement with Integrity Media, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GrowLife, Inc.

Date: October 10, 2013
By: /s/ Sterling C. Scott
Sterling C. Scott
Chief Executive Officer

  EXHIBIT INDEX

Exhibit NumberDescription of Exhibit

99.1	GrowLife, Inc. Investor Presentation
99.2	GrowLife, Inc. Agreement with Integrity Media, Inc.